UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 2, 2014

TECHNE CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Minnesota	0-17272	41-1427402
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer IdentificationNumber)

614 McKinley Place NE

Minneapolis, MN 55413

(Address of Principal Executive Offices) (Zip Code)

(612) 379-8854

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

On July 2, 2014, Techne Corporation, a Minnesota corporation (the “Company”), entered into a Unit Purchase Agreement (the “Agreement”) with Novus Holdings, LLC, a Delaware limited liability company (“Novus”), the members of Novus, and Mainsail Partners II L.P., as the Members’ Representative. Pursuant to the terms of the Agreement, on July 2, 2014, the Company acquired all of the issued and outstanding equity interests of Novus (the “Acquisition”).

The Company paid $60 million for the acquisition of Novus, which amount has been distributed to the members of Novus after payment of Novus’ debt, transaction expenses, and obligations related to change of control arrangements. Of the $60 million purchase price, $6 million will be held in escrow for 15 months to secure the indemnity obligations of the members of Novus set forth in the Agreement.

This description of the material terms of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ending June 30, 2014.

A copy of the press release announcing the investment is filed herewith as Exhibit 99.1.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with the Acquisition, on July 2, 2014, the Company appointed David Eansor, 53, as Senior Vice President, Novus Biologicals.

Prior to the Acquisition, Mr. Eansor was the Senior Vice President of Corporate Development of Novus Biologicals, LLC, a Delaware limited liability company and a subsidiary of Novus (“Biologicals”). He joined Biologicals in January of 2013. Following the acquisition of Novus, and indirectly Biologicals, by the Company, Mr. Eansor’s primary responsibilities will be the day-to-day management of Biologicals.

Prior to joining Biologicals, Mr. Eansor was the President of the Bioscience Division of Thermo Fisher Scientific. The Bioscience Division includes the Life Science Research (LSR) businesses, the Bioprocess Production business and the Global Chemicals business. Mr. Eansor was promoted to Division President in early 2010 after 5 years as President of Thermo Fisher’s Life Science Research business which included the Genomics (legacy Dharmacon, Abgene and Molecular Bioreagents (aka Pierce Milwaukee)) businesses as well as three businesses acquired by the Genomics group during David’s tenure (Open Biosystems, Finnzymes and Fermentas), Proteomics (legacy Pierce Rockford and the acquired Affinity Bioreagents) and Cellomics.

Mr. Eansor has a BSc in Chemistry from University of Western Ontario, a Bachelors of Commerce in General Business and Economics, and an MBA from the University of Windsor, Ontario, Canada.

On July 2, 2014, Mr. Eansor entered into an employment agreement with the Company (the “Employment Agreement”). The Employment Agreement has an initial term of employment beginning June 2, 2014 and continuing for three years. The Employment Agreement provides for an initial annual base salary of $325,000. Mr. Eansor will receive reimbursement of certain business expenses in connection with his service to the Company. Mr. Eansor is also eligible for paid time off, participation in any other employee benefit plans generally available to the Company’s employees, and certain other benefits as set forth in the Employment Agreement. The Employment Agreement contains the Company’s customary non-competition, confidentiality, and assignment of intellectual property terms.

The Employment Agreement grants Mr. Eansor 5,000 Restricted Stock Units in the Company that will vest over a period over three years. Mr. Eansor is also eligible to participate in the Company’s Management Incentive Plan.

The Employment Agreement may be terminated at any time by either party upon written notice. If the Employment Agreement is terminated in certain circumstances, such as by the Company without Cause, by the Company following a Change in Control, or by Mr. Eansor for Good Reason (each such capitalized term as defined in the Employment Agreement), the Company will be required to pay severance to Mr. Eansor in an amount equal to one year of his then-current base salary. Any severance paid to Mr. Eansor will be paid in exchange for Mr. Eansor’s release of claims against the Company.

There is not currently, nor has there been in the past, any transaction with the Company or any of its subsidiaries or affiliates in which Mr. Eansor has or had a direct or an indirect material interest.

This description of the material terms of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Employment Agreement, which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ending June 30, 2014.

Item 9.01 Financial Statements and Exhibits

99.1	Press Release, dated July 2, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TECHNE CORPORATION

Date: July 3, 2014	By:	/s/ James T. Hippel
James T. Hippel
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release, dated July 2, 2014.